EXHIBIT 10.9

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) by and between Medmar LLC., a legal entity constituted under the laws of the State of Maryland, USA (“Medmar” or “Lender”) and One World Cannabis Ltd., a company organized under the laws of the State of Israel (“OWC” or “Borrower”) , duly executed and delivered on this 28th day of September, 2016, is, effective as of September 22, 2016 (the “Effective Date”).

Whereas, on March 17, 2016, Medmar and OWC executed a consulting and license agreement (the “License Agreement”), pursuant to which, inter alia, OWC granted to Medmar an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market the Licensed Products (as defined in the License Agreement) in the State of Maryland, against payment by Medmar to OWC of a running royalty;

Whereas, on October 11, 2015, Medmar II LLC, an affiliate of Medmar, and OWC entered into a Memorandum of Understanding with respect to the grant of an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market the licensed products described therein in the State of Hawaii and the State of Pennsylvania, subject to the terms set forth therein;

Whereas, on February 8, 2016 Medmar II and OWC executed a right of first refusal agreement providing Medmar certain right in connection with the commercialization of Licensed Products in other states in the USA (the “ROFR Agreement”);

Whereas, OWC desires to borrow an amount of up US$300,000 from Medmar in order to finance its ongoing activities, to be repaid by OWC solely from any royalty payment on Medmar’s (or any of its affiliate’s) income resulting to Medmar from the commercialization of any Licensed Products, that may be payable to OWC by Medmar (or any of its affiliates) pursuant to the agreements executed between OWC and Medmar as described above (the “Medmar Royalties”), and Medmar is willing to provide OWC such non-recourse loan, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Loan. Subject to and in accordance with the terms of this Agreement, Medmar shall lend to OWC and OWC shall borrow from Medmar an amount of US$300,000 (the “Loan Amount”), to be transferred by Medmar to OWC’s bank account in six equal installments of US$ 50,000 each, as follows: (i) first installment on September 22, 2016, the receipt of which is hereby acknowledged by OWC; (ii) second installment on October 1, 2016; (iii) third installment on November 1, 2016; (iv) fourth installment on December 1, 2016; (v) fifth installment on January 1, 2017; and (vi) sixth installment on February 1, 2017

2.	Interest. The Loan Amount shall bear no interest.

3.	Use of Proceeds. Borrower shall use the Loan Amount to fund its operations.

4.	Term of the Agreement. The term of this Agreement shall be until the Loan Amount is repaid pursuant to the terms set forth herein (the “Term”). The loan shall be repaid within 36 months from the Effective Date.

5.	Repayment on Demand; Termination; Prepayment.

5.1.	At any time during the Term and prior to the full repayment of the Loan Amount, if and to the extent Medmar is required to pay any Medmar Royalties to OWC, Medmar shall set off such Medmar Royalties from the outstanding Loan Amount owed to Medmar by OWC to Medmar pursuant to this Agreement, and such amounts shall be deemed to be, for any and all purposes, as amounts repaid by OWC on account of the Loan Amount. It is agreed that notwithstanding any other right of Medmar under this Agreement, applicable law or otherwise, OWC shall not be required to pay the Loan Amount other than through the set off from the Medmar and Medmar II Royalties as described above, and that such loan is a non-recourse loan, and Medmar has right to be repaid the Loan Amount other than through the set off from Medmar and Medmar II Royalties. To the extent the Medmar Royalties are insufficient for any reason in order to fully repay the Loan Amount, Medmar hereby irrevocable waives any right and/or claim it may have to receive such full repayment.

5.2	Notwithstanding the above, OWC may, in its sole discretion, prepay any outstanding portions of the Loan Amount owed to Medmar, in whole or in part, at any time.

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6.	Termination of ROFR Agreement and Exclusivity Rights.

6.1.	Subject to the receipt of the entire Loan Amount, Medmar shall receive the exclusive right to manufacture, produce, publicize, promote and market the Licensed Products (as defined in the License Agreement) in any state in the USA, subject to a license agreement to be negotiated and signed between the parties with respect to any such state (a “State Agreement”), provided that any such agreement shall include provisions providing the payment to OWC of royalties in such rate and conditions as set forth in the License Agreement.

6.2.	The right granted to Medmar under Section 6.1 above shall expire, with respect to each state, within three (3) years from the date on which OWC notifies Medmar that the Licensed Products are ready for marketing and distribution, if a State Agreement dealing with the relevant state is not signed between the parties by such time; or, to the extent such an agreement is signed, the exclusivity right shall expire in accordance with the provisions of such agreement.

6.3.	The ROFR Agreement is hereby terminated.

7.	Miscellaneous.

7.1.	Further Assurances. Each party shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.2.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement signed by both parties.

7.3.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA (except for its conflict of laws rules). Any legal action or proceeding against either party with respect to any controversy or claim arising out of or relating to this Agreement may be brought in the competent courts of the State of New York, USA located in the City of New York, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in such courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEDMAR LLC		ONE WORLD CANNABIS LTD.

	/s/: Steve Weinstein		/s/: Ziv Turner
Name:	Steve Weinstein	Name:	Ziv Turner
Title:	Managing Member	Title:	CEO

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